                                                                       Exhibit 10.5

In this document an "#" indicates that confidential material has been omitted pursuant to a request for confidential treatment filed with the Office of the
Secretary of the Securities and Exchange Commission together with the omitted material.

                                  PILOT AGREEMENT

This Pilot  Agreement  is entered  into as of the 28th day of December  1999 by and between  Professional  Claim Services,  Inc., a New York corporation doing business
as  WellPoint  Pharmacy  Management  ("WPM"),  and  Cymedix  Lynx  Corporation,   a
Colorado corporation ("Cymedix")

                                     RECITALS

A.    Cymedix is the  developer of  Cymedix.com,  a  proprietary  software  product
(the "Cymedix  Software")  designed to enable healthcare  industry  participants to effectively  communicate vital medical,  financial and  administrative  information over  the  Internet  on a  secure  basis  and to  execute  standard  administrative transactions,  with a view to simplifying  communications,  improving  patient care and reducing the cost of that care.

B.    WPM and  Cymedix are parties to a binding  letter of intent  dated  September
8, 1999 (the  "LOI"),  providing  for the  general  terms of a pilot  program  (the
"Pilot  Program") to integrate  the  pharmacy  management  component of the Cymedix
Software the (the "RX Software")  under contract with Blue Cross of California,  an affiliate of WPM ("BCC") and/or other Health Plans.

C.    The LOI also  summarizes  the general terms of the  production  programs (the
"Production  Programs")  that Cymedix will seek to implement with BCC,  Unicare and other  health  plans  (collectively,  "Health  Plans")  to expand the use of the TX
Software  and  other  special  functionality  modules  of the  ("Cymedix  Software
Modules")  among  physicians  and  healthcare   industry  service  providers  under
contract with the Health Plans.

D.    In accordance  with the LOI,  Medix  Resources,  Inc.,  the parent company of
Cymedix  ("Medix"),  has issued to WPM warrants to purchase up to 6 million  shares of Medix common  stock,  or an amount  equal to 19.9%,  on a fully  diluted  basis, calculated as of the date of issue,  of the total number of  outstanding  shares of
Medix Common  Stock,  and has agreed to nominate a designee of WPM for  appointment to the Medix board of directors.

E.    The  parties  desire  to enter  into  this  Agreement  to  memorialize  their respective  responsibilities for implementing,  conducting and monitoring the Pilot
Program and to  establish  objective  criteria  for  determining  its success  (the
"Pilot Criteria").

      Accordingly, the parties hereby agree as follows:

                                        AGREEMENT

1.    Objectives  of the  Pilot  Program.  The  Pilot  Program  will  establish  an electronic  communication  link between WPM and the Pilot  Providers,  enabling WPM to  evaluate  the  viability  of the link and the value of the RX  Software  to BCC and/or Health Plans,  WPM and the Pilot  Providers.  During the course of the Pilot
Program,  Cymedix will also  complete and  validate its data  interface  technology included in the Cymedix  Software to  automate  the process of  acquiring  relevant data from legacy  medical  management  systems  maintained  by the Pilot  Providers
(the "Universal Interface")

2.    Pilot Criteria.

      2.1   Objective  Standards.   The  Pilot  Criteria  shall  be  deemed  to  be
satisfied upon (a) the  establishment of an electronic  communication  link between
WPM's  pharmacy  management  information  system  and at least  25 Pilot  Providers
("Core  Providers")  and (b) the processing of  administrative  transactions by the
Core Providers through the RX Software.

      2.2   Functionality  of WPM Message  Specifications.  To achieve the level of functionality  necessary  for  satisfying  the  Pilot  Criteria,  the  WPM  Message
Specifications,  when properly input by the Pilot Provider,  will provide the Pilot
Provider with data  consisting  of (a) patient  medication  history,  (b) formulary data and  compliance  recommendations,  (c) drug to drug  interactions  (DUE),  (d)
prior approval form selection and printing and (e)  prescription  form printing and data storage.

      2.3   Role of Universal  Interface.  Completion  of the  Universal  Interface
is an objective of the Pilot Program but shall not be treated as a Pilot Criteria.

3.    Pilot  Period.  The  Pilot  Program  shall be  conducted  for a  period  (the
"Pilot Period") commencing on the date of this Agreement (the "Commencement  Date")
and ending (the  "Termination  Date") upon the earlier of (a) the  parties'  mutual determination  that the Pilot  Criteria  have been  satisfied or (b) 180 days after
the  Commencement   Date.  The  Pilot  Period  will  be  subject  to  extension  in accordance with the provisions of Section 7.

4.    Pilot  Responsibilities  of WPM.  During  the  Pilot  Period,  WPM  shall use commercially  reasonable  efforts to complete the  following  tasks during the time frames specified below:

      4.1   Equipment  Requirements.  On or before the Commencement  Date, WPM will return to Cymedix all computer  equipment  utilized by Cymedix at WPM's  offices in preparation  for the Pilot  Program and will obtain,  at its own expense,  a faster
Internet  connection and the computer equipment  specified on Schedule B (the "WPM
Equipment  Requirements").  At the  election of WPM,  Cymedix  will arrange for the delivery of the items  comprising the WPM Equipment  Requirements at the unit costs indicated  on  Schedule  B.  WPM will  ensure  that the  items  comprising  the WPM
Equipment  Requirements  remain dedicated to the Pilot Program throughout the Pilot
Period.

      4.2   Delivery  of Data  Tables.  On or before  the  Commencement  Date,  WPM
will   deliver  to  Cymedix   all  data   tables   required   by  the  WPM  Message
Specifications,   to  the  extent  then  available  without   additional   software
programming.  WPM will complete the software  programming  required for delivery of the  remaining  data  tables  within 30 days after the  Commencement  Date.  At the election of WPM, Cymedix will make its technical  personnel  available to assist in completing  those  tasks  at its  standard  per diem  rates  for  those  personnel, together with reimbursement of their related expenses.

      4.3   Appointment of Project  Manager.  On or before the  Commencement  Date,
WPM will  appoint a qualified  project  manager  from its  professional  staff (the
"WPM Manager") to coordinate WPM's  participation  in the Pilot Program  throughout
the  Pilot  Period.   Cymedix  will  make  its   personnel   available  to  provide
sufficient  training to enable the WPM Manager to demonstrate  all functions of the
RX  Software.  Throughout  the Pilot  Period,  the WPM Manager  will be  reasonably available  to  assist  Cymedix  in  answering  any  questions  raised  by the Pilot
Providers  about the  utilization  of the RX Software.  WPM  acknowledges  that the availability  and  responsiveness  of the WPM Manager  throughout  the Pilot Period will be critical to the success of the Pilot Program.

      4.4   Coordination  with Pilot Providers.  Upon  identification  of the Pilot
Providers,  WPM will use  commercially  reasonable  efforts  to assist  Cymedix  in making  arrangements  for (a) installation of the RX Software by Cymedix on site at the offices of the Pilot Providers.

      4.5   Participation  in  Presentations.  Upon  reasonable  prior  notice from
Cymedix,  the  WPM  Manager  or a  member  of the  public  relations  staff  of WPM appointed by the WPM Manager will participate in field  presentations  organized by
Cymedix  during the Pilot  Period to  familiarize  Pilot  Providers or other health care industry participants with the benefits of the Cymedix Software.

5.    Pilot  Responsibilities  of Cymedix.  During the Pilot Period,  Cymedix shall use  commercially  reasonable  efforts to complete the  following  tasks during the time frames specified below:

      5.1   Systems  Analysis.  Upon  receipt  from  BCC  and/or  Health  Plans  of information  on physician  practice  groups under  contract with  Clients,  Cymedix will  perform  a  technical  analysis  of  the  hardware,  software  and  platforms maintained by each  prospective  Pilot Provider.  The results of that analysis will be used by  Cymedix  in  selecting  Pilot  Providers  for  inclusion  in the  Pilot
Program.

      5.2   Software  Installation.  As soon as  practicable  after  completion  of the  analysis  contemplated  by Section  5.1,  Cymedix  will  provide a list of the
Pilot  Providers  to  WPM.  In  conjunction   with  the   coordinating   activities
contemplated  by Section  4.4,  Cymedix  will  install  and test the RX Software on site at the offices of the Pilot Providers.

      5.3   Technical  Assistance.  Throughout the Pilot Period,  Cymedix will make its technical  personnel  reasonably  available to address any questions  raised by
the  Pilot   Providers   about  the   utilization  of  the  RX  Software.   Cymedix
acknowledges that the availability and  responsiveness  of its technical  personnel throughout the Pilot Period will be critical to the success of the Pilot Program.

      5.4   Additional  Cymedix  Software  Modules.  At any tie  during  the  Pilot
Period,  if required by WPM or BCC and/or  Health  Plans,  Cymedix will install and test  additional  Cymedix  Software  Modules  on site at the  offices  of the Pilot
Providers.

6.    Marketing Undertakings.

      6.1   Use of RX.net  Trademark.  During the Pilot Period and  throughout  the continuation  of any Production  Programs,  WPM shall have the right and license to market and promote  the RX Software  under the  private  label  "RX.net",  provided that the foregoing  license shall not entitle WPM to any proprietary  rights in the technology  or  intellectual  property  underlying  the RX  Software  or any  other
Cymedix Software Modules.

      6.2   Website   Links.   During   the  Pilot   Period  and   throughout   the
continuation  of any  Production  Programs,  (a)  Cymedix  shall have the right and license to display  the WPM logo,  with  written  prior  approval  from WPM, on the home page of  Cymedix.com,  the website  maintained  by Cymedix,  (b) Cymedix  will maintain,  on the  home  page of its  website,  a brief  description  of the  Pilot
Program (or any  Production  Programs then in effect) as well as the capability for the  hyperlink  to the WPM  website,  (c) WPM shall  have the right and  license to display the  Cymedix  logo on the home page of the  website  maintained  by WPM and
(d) WPM may also  maintain,  on the home page of its website,  a brief  description of the Pilot Program (or any Production Programs then in effect).

      6.3   Client  Newsletters.   During  the  Pilot  Period,   applicable  client
newsletters  published  by WPM will have space  reserved for  promotional  material about  Cymedix,  with  client  consent.  The  content  will be provided by Cymedix, subject to editorial modifications by WPM and clients, as appropriate.

      6.4   Industry  Conferences.  During  the Pilot  Period  and  throughout  the
continuation  of  any  Production   Programs,   Cymedix  will  have  the  right  to
participate as a co-exhibitor  at industry  conferences  and other events where WPM is an exhibitor, as determined by WPM.

7.    Fees for the  Pilot  Program.  During  each  month of the Pilot  Period,  WPM
will  pay  Cymedix  a  fee  of  $#,   commencing  on  the  Commencement   Date,  in
consideration  for which  Cymedix  shall waive all  transaction  fees. In the event that WPM fails to timely  satisfy any of its  undertakings  under Section 4 and the resulting  delays impair the ability of Cymedix to demonstrate its  satisfaction of the Pilot Criteria by the  Termination  Date, the Pilot Period will be extended for a period  approximating  the length of those delays (the  "Extension  Period").  In
that  event,  WPM  will  continue  to  pay  Cymedix  the  foregoing   monthly  fees
throughout the Extension  Period.  However,  if Cymedix fails to timely satisfy any of its  responsibility  in Section 5 and delays occur,  WPM will not be responsible for any monthly fees during the Pilot Extension Period.

8.    Representation  and Warranty of Cymedix.  Cymedix  represents and warrants to
WPM that the RX Software and any other Cymedix  Software  Modules  installed at the request of WPM or BCCA for the Pilot Program and, if  implemented,  the  Production
Programs,  meet or exceed the  requirements for encryption of  authentications  and identifications  as set  forth in the  HCFA  Internet  Security  Policy  issued  on
November 24, 1998.

9.    Indemnification.  Each party (an  "Indemnifying  Party") shall  indemnify and hold  harmless the other party and its  officers,  directors  and other  affiliates
(each, an "Indemnitee")  from and against any and all judgments,  penalties,  fines and  amounts  paid in  settlement,  including  any  interest  assessments  or other charges payable in connection  therewith,  and all reasonable  expenses,  including attorneys'  fees,  retainers  and  disbursements,  court costs,  experts'  fees and travel  expenses  incurred by the  Indemnitee  in connection  with any  threatened,
pending  or  completed  action,  claim,  suit,  investigation,   hearing  or  other
proceeding,    whether   civil,    criminal,    administrative,    arbitrative   or
investigative,  any appeal therein or any inquiry or investigation  that could lead thereto,  to which the Indemnitee  is, was or at any time becomes a party,  arising from the  breach  by the  Indemnifying  Party of its  representation  and  warranty under Section 8, in the case of Cymedix, or Section 9, in the Case of WPM.

10.   Production Programs.

      10.1  Implementation  of  Production  Payment.  Prior to or at the end of the
Pilot Period,  if the Pilot  Criteria are  satisfied,  WPM will provide  reasonable assistance to Cymedix in securing  definitive  agreements with Health Plans for the implementation of Production Programs (the "Production Program Agreements")

      10.2  Transaction  Fees for Production  Programs.  During the continuation of each  Production  Program,  Cymedix will seek to implement  with each Health Plan a fee structure  under which the  sponsoring  Health Plan or, at its  election,  each healthcare  service  provider  under  contract with that Health Plan  ("Production
Providers"),  will  undertake  to pay  monthly  fees to Cymedix  for the use of the
Cymedix  Software in an amount  equal to the greater of (a) $# for each  Production
Provider  location  covered  thereunder  or (b) the  total of all  transactions  by those Production Providers at $# per transaction  (collectively,  the "Production
Fee Target").

11.   Confidentiality.

      11.1  Confidentiality   Undertaking.   The  parties  acknowledge  that  their
discussions  and  implementation  of the Pilot  Program may entail the  exchange of confidential  information,  including  technical  specifications  for  the  Cymedix
Software and information about business methods,  operations and prospects,  costs, markets,  pricing policies,  technical  processes and applications and confidential
patient  records   ("Information").   Each  party  agrees  that,   subject  to  the
exceptions set forth below, for five years after the Commencement  Date hereof,  it will (a)  keep all  Information  confidential,  (b)  refrain  from  disclosing  any
Information  to any person or firm,  other their  respective  employees  and agents having a need to know and (c)  refrain  from  using any  Information,  directly  or indirectly, for its own benefit or the benefit of any affiliate.

      11.2  Exceptions.  For purposes of this  undertaking,  Information  shall not include  information  that (a) is in the public domain at the time of disclosure to a  party,  (b)  becomes  part of the  public  domain  after  disclosure  to a party through no fault,  act or failure to act,  error or breach of this  undertaking  by the  recipient,  (c) is  known  to the  party  at the  time of  disclosure,  (d) is discovered  by the  party  independently,  (e)is  required  by  order,  statute  or regulation  of any  government  authority  to be  disclosed  to any  court or other body,  provided  that the party shall notify the other party  thereof to provide or afford it the opportunity to obtain a protective  order or other relief,  or (f) is obtained  from a third  party  who has  acquired  a legal  right  to  disclose  the specific information.

      11.3  Remedies.  In  addition  to  any  other  remedies  for  breach  of  the foregoing confidentiality  undertakings,  the parties will be entitled to equitable relief in the event of any breach of  threatened  breach  thereof.  In the event of litigation  relating  thereto,  the  prevailing  party shall be entitled to recover the reasonable  legal fees incurred in connection  therewith,  including any appeal therefrom.

12.   Publicity.  Neither  party  shall  use the  name of the  other  party  in any marketing,  advertising  or other public  announcement  about the subject matter of this letter  without the other party's  written  consent.  A party desiring to make a public  disclosure  shall submit a draft thereto for prior  approval by the other party,  which  will be  deemed  to have  been  given if  comments  thereon  are not provided within 72 hours.

13.   Independent  Contracts.  Each party  shall act as an  independent  contractor
hereunder,  with  sole  responsibility  for  its  own  operations,   personnel  and
operating  expenses,  and nothing contained in this Agreement shall be construed to create a partnership or joint venture between parties.

14.   Assignability.   This  Agreement  and  a  party's   rights  and   obligations
hereunder  may not be assigned  for any reason  without the written  consent of the other party.

15.   Waive of  Provisions.  The waiver of  compliance  at any time with any of the
provisions,   terms  or  conditions  contained  in  this  Agreement  shall  not  be considered a waiver of the  provision,  term or  condition  itself or of any of the other  provisions,  terms  or  conditions  hereof.  Any  waiver  hereunder  must be express and in writing by the party agreeing to waive any right hereunder.

16.   Integration.  This  Agreement  contains  the entire  agreement of the parties with respect to the subject matter hereof.

17.   Amendment.  This  Agreement  shall not be  amended  or  modified  except by a written instrument signed by both parties.

18.   Governing  Law.  This  Agreement  and  the  rights  and  obligations  of  the parties  shall be  governed by and  construed  in  accordance  with the laws of the
State of  California,  excluding  any conflict of laws rules of that State or other principle  that might refer the  governance or  construction  of this  Agreement to the laws of another jurisdiction.

19.   Binding  Effect.  The terms,  conditions and provisions of this Agreement and all  obligations  of the  parties  shall  inure to the  benefit  of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

20.   Notices.  Any  notice  given  under this  Agreement  shall be made in writing and shall be deemed to have been duly  given or made if  delivered  personally,  or mailed (postage  prepaid by registered or certified  mail), or sent by facsimile to the  parties at their  respective  addresses  set forth  below.  Any notice so sent shall be deemed to have been given or  delivered  at the time that it is either (i)
personally  delivered or (ii) within two business days after the date  deposited in the  United  States  mail  or one  business  day  after  delivery  to an  overnight courier,  if sent by mail or courier,  or (iii) when  receipt is  acknowledged,  if sent by  facsimile,  as the case may be.  Any  party  may  change  its  address  by giving notice in writing, stating its new address, to the other party.

If to WPM:                                         with a copy to:

Wellpoint Pharmacy Management                      WellPoint Health Networks, Inc.
4553 La Tienda Drive                               1 WellPoint Way
Thousand Oaks, CA  91362                           Thousand Oaks, CA  91362

Attention: Michael Nameth,                         Attention:     General Counsel
           General Manager

If to Cymedix:                                     with a copy to:

Cymedix Corporation                                Medix Resources, Inc.
One Boardwalk - Suite 200                          7100  E.   Belleview   Avenue  -
Suite 301
Thousand Oaks, CA  91360                           Englewood, CO  80111

Attention: David Pfeil,                            Attention:     John P. Yeros,
         Vice President                                     President

21.   Counterparts.  This  Agreement  may be  executed  in any  number of  separate counterparts that together shall constitute but one and the same Agreement.

      IN WITNESS  WHEREOF,  the parties  hereto have executed this  Agreement as of the date and year first above written.

                                                   CYMEDIX LYNX CORPORATION

                                                   By:/s/ John P. Yeros
                                                      -----------------
                                                      John P. Yeros
                                                      President

                                                   By:/s/ Michael A. Nameth,
                                                      ----------------------
                                                      Michael A. Nameth,
                                                      General Manager

                                                                         Schedule A

               INITIAL PILOT TASKS FOR WELLPOING PHARMACY MANAGEMENT

WellPoint  Pharmacy  Management  ("WPM") will be  responsible  for  completing  the following  tasks  as soon  as  practicable  after  acceptance  of the  accompanying letter  agreement.  Capitalized  terms used in this  Schedule  A and not  otherwise defined  shall  have the  respective  meanings  ascribed  to them in the  letter of intent.

1.    WPM will provide a secured,  non-dial up Internet  access to the Cymedix host
            PC located on site at WPM, within WellPoint security policy.

2.    WPM will replace  current  pilot  equipment  from Cymedix with  equivalent or better  equipment  to serve as the WPM PC and Cymedix host PC dedicated to the Pilot Program.

3.    WPM and  Cymedix  will  create  a task  plan  (Project  Plan)  outlining  the remaining  information  systems issues to be resolved for the Pilot and
            Production  Programs,  Both parties will work together to resolve those issues to meet the time schedule and  responsibilities  outlined in the
            Project Plan.

                                                                         Schedule B

WPM EQUIPMENT REQUIREMENTS

 Quantity                    Description                    Unit Cost    Total Cost
---------- -----------------------------------------------  ---------    ----------

           Apollo  Series  PC,  or  equivalent,  Mid-tower
            case,  P3 550 mhz,  125 megs  ram,  8.4  gigs,
            3c905b,  Windows 98, PCI modem,  with  monitor
    2       to be supplied by WPM                            $    1,635   $    3,270

           Apollo  Series  PC,  or  equivalent,  Mid-tower
            case,  P3 550 mhz,  125 megs  ram,  8.4  gigs,
            2x3c905b,  Windows 98, PCI mode,  with monitor
    2       to be supplied by WPM                                 1,700        3,400

    4      2 gig Jaz Drives with extra 3 pack of disks              654        2,616

    4      Pc Anywhere Host Only Version                            120          480

    2      Cat 5 X-Over Cable                                        20           40

    2      Watchdog PCI Card                                        200          400

    2      Set up fee                                               150          300
                                                             ----------   ----------

           Total                                                          $   10,506
                                                                          ==========

           Dial-up modem Internet  connection  monthly fee
    1       (for test system)                                                     20

           DSL  Internet   connection  (minimum  of  128KB
            upstream    and    downstream)    modem    and
    1       installation fees                                                    700

    1      Estimated monthly DSL service fee                                      99